Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation
Reports 26.1% Increase in Earnings For the Quarter Ended March 31, 2011

Naugatuck, CT, May 4, 2011.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $396,000 for the quarter ended March 31, 2011, compared to net income of $314,000 for the quarter ended March 31, 2010, an increase of $82,000 or 26.1%.  Earnings per share for the quarter ended March 31, 2011 was $0.06, compared to $0.05 for the quarter ended March 31, 2010.

In addition, as previously announced, the Board of Directors of the Company declared a cash dividend for the quarter ended March 31, 2011, of $0.03 per share payable to stockholders of record on May 16, 2011.  Payment of the cash dividend will be made on or about June 1, 2011.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

Net Interest Income

Net interest income for the quarter ended March 31, 2011 totaled $4.4 million compared to $4.5 million for the quarter ended March 31, 2010, a decrease of $124,000 or 2.7%.  The decrease in net interest income was primarily due to a decrease in interest income.  Interest income decreased by $381,000, or 5.3%, in the three month period.  The decrease was primarily due to a decrease in the average rates earned on interest earning assets. The average rates earned on loans and investments decreased by 32 basis points in the three month period.  The decrease in interest income was partially offset by a decrease in interest expense.  The average rates paid on interest bearing liabilities decreased by 22 basis points in the three month period.  The Company experienced an increase in the average balances of deposits of 6.6% for the three months ended March 31, 2011.  The average balances of borrowings decreased by 17.4% over the same period.  Increases in the average balances of deposits were experienced in all categories of deposits.  The increases in deposits were primarily used to pay down advances from the Federal Home Loan Bank.

The average balances of interest earning assets increased by 0.5% for the three months ended March 31, 2011, partially offset by a decrease of 32 basis points in the average rate earned on these assets over the same period.  The increase in interest earning assets is attributed primarily to a 14.8% increase in the investment portfolio.  The average balances in the loan portfolio decreased by $1.1 million or 0.2% in the three month period.  The decrease is due primarily to the sale of new production of residential mortgages through the Bank’s secondary mortgage operation.  The decreases in average loan balances and Federal Funds balances were offset by increases in the average balances of the investment portfolio in the three month period.

Credit Quality

The Bank recorded a provision for loan losses of $438,000 for the three months ended March 31, 2011 compared to $809,000 for the three months ended March 31, 2010.  As a result of our provisions in 2010 and the first quarter of 2011, the level of reserves to gross loans has risen to 1.38% at March 31, 2011, as compared to 1.33% at December 31, 2010 and 0.99% at March 31, 2010.  Net loan charge offs totaled $147,000 or 0.03% of average loans outstanding during the quarter ended March 31, 2011.

Nonperforming loans totaled $17.1 million at March 31, 2011 compared to $17.8 million at December 31, 2010.  Classified assets decreased 3.0% from $62.1 million at December 31, 2010, to $60.2 million at March 31, 2011.  At both period ends, these classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves (both general reserves and, in certain cases, specific reserves) have been established to account for the increased credit risk of these assets.  Out of the Bank’s $60.2 million in classified assets, $17.7 million were nonperforming as of March 31, 2011.

Noninterest Income

Noninterest income was $837,000 for the quarter ended March 31, 2011 compared to $571,000 for the quarter ended March 31, 2010, an increase of 46.6%.  The increase is primarily due to a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which we recorded an other-than-temporary impairment charge of $3.2 million in the third quarter of 2008.   The Company also experienced an increase in income generated by increased activity in the secondary mortgage market, combined with increases in fees for other services and income from investment advisory services.  These increases were partially offset by a decrease in fees for services related to deposit accounts and income from bank owned life insurance.

Noninterest Expense

Noninterest expense was $4.3 million for the quarter ended March 31, 2011 compared to $3.9 million for the quarter ended March 31, 2010.  The increase was the result of increases in compensation costs, computer processing, professional fees, advertising, loss on foreclosed real estate, and office occupancy, partially offset by a decrease in directors’ compensation over the 2010 period.  Increases in compensation, computer processing, advertising and office occupancy were due primarily to the expansion of the Bank’s secondary mortgage operation.  Additionally, costs associated with the previously announced terminated acquisition transaction are included in the 2010 period.

Selected Balance Sheet Data

Total assets were $564.1 million at March 31, 2011 compared to $568.3 million at December 31, 2010, a decrease of $4.2 million or 0.7%.  Cash and due from depository institutions decreased from $11.7 million at December 31, 2010 to $6.5 million at March 31, 2011.  Total liabilities were $511.7 million at March 31, 2011 compared to $516.0 million at December 31, 2010.  Deposits at March 31, 2011 were $414.1 million, an increase of $8.2 million or 2.0% from $405.9 million at December 31, 2010.  Borrowed funds decreased from $102.8 million at December 31, 2010 to $93.4 million at March 31, 2011.  The decrease in cash, combined with the increase in deposits, was primarily used to repay borrowings and fund growth in loans.

Total stockholders’ equity was $52.4 million at March 31, 2011 compared to $52.3 million at December 31, 2010, due to net income of $396,000 for the three month period, dividends of $140,000 paid to stockholders, a net decrease in the unrealized gain on available for sale securities of $103,000, and $8,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.

John C. Roman, President and CEO, commented: “The resolution of nonperforming assets has been and continues to be a primary focus.  Management is working closely with the asset quality committee of the board to resolve nonperforming assets in a manner most advantageous to the Bank.”  Mr. Roman added, “Our capital continues to exceed the levels required to be considered ‘well capitalized’ under applicable regulatory guidelines.  As previously announced, we plan to increase capital through our conversion to a fully public company with the sale of the approximate 60% ownership interest of our mutual holding company to our depositors and community later this year.”

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$6,455	$11,686
Investment in federal funds	1,156	2,577
Investment securities	45,230	47,017
Loans receivable, net	477,838	473,602
Deferred income taxes	2,310	2,413
Other assets	31,150	30,958

Total assets	$564,139	$568,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$414,080	$405,875
Borrowed funds	93,421	102,842
Other liabilities	4,217	7,276

Total liabilities	511,718	515,993

Total stockholders' equity	52,421	52,260

Total liabilities and stockholders' equity	$564,139	$568,253

SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands,
	except per share data)

Total interest income	$6,762	$7,143
Total interest expense	2,358	2,615
Net interest income	4,404	4,528

Provision for loan losses	438	809

Net interest income after provision for loan losses	3,966	3,719

Noninterest income	837	571
Noninterest expense	4,251	3,854

Income before provision for income taxes	552	436
Provision (benefit) for income taxes	156	122

Net income	$396	$314

Earnings per common share - basic and diluted	$0.06	$0.05

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2011	2010
	(Unaudited)

Return on average assets	0.28%	0.22%
Return on average equity	2.99	2.45
Interest rate spread	3.28	3.38
Net interest margin	3.34	3.45
Efficiency ratio (2)	80.96	75.43

ASSET QUALITY RATIOS:	At March 31,	At December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$6,684	$6,393
Allowance for loan losses as a percent of total loans	1.38%	1.33%
Allowance for loan losses as a percent of
nonperforming loans	39.00%	35.74%
Net charge-offs (recoveries) to average loans
outstanding during the period	0.03%	0.20%
Nonperforming loans	$17,140	$17,888
Nonperforming loans as a percent of total loans	3.54%	3.73%
Nonperforming assets	$17,668	$18,309
Nonperforming assets as a percent of total assets	3.13%	3.22%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000